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                                                                       EXHIBIT 5

August 13, 1999

Ladies and Gentlemen:

As General Counsel and Secretary for The Reynolds and Reynolds Company (the "Company"), I am familiar with the Amended Articles of Incorporation of the Company under the laws of the State of Ohio, its Consolidated Code of Regulations, and the respective actions taken by the Shareholders and by the Board of Directors in connection therewith, and all subsequent corporate proceedings with respect thereto.

In addition, I am familiar with the preparation of this Registration Statement currently being filed with the SEC.

I am also acquainted with the business activities of the Company and have examined corporate minute books, records and such other documents as I have deemed necessary in order to render to you the following opinion.

Based upon the foregoing, I am of the opinion that:

1. The Company has been duly organized and is a validly existing corporation in good standing under the laws of the State of Ohio.

2. As of August 13, 1999, the 3,712,978 shares of Class A Common Stock proposed to be issued pursuant to the Company's 1996 Shares Plan as registered by this Registration Statement on Form S-8 will be duly authorized and validly issued, and are fully paid and nonassessable, when issued pursuant to the Company's 1996 Shares Plan.

          Very truly yours,

          /s/ Adam M. Lutynski

          Adam M. Lutynski
          General Counsel
          and Secretary